Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com
Purported Class Action Filed Against
Applica Incorporated
     Miramar, Florida (February 6, 2006) — Applica Incorporated (NYSE: APN) today announced that it has learned that a class action lawsuit was filed against it and certain of its executive officers in the United States District Court for the Southern District of Florida on behalf of purchasers of Applica Incorporated common stock during the period between November 4, 2004 and April 28, 2005. The complaint charges Applica and the executive officers with violations of the Securities Exchange Act of 1934. Applica has not yet been served with the complaint, but it believes that the action is without merit and intends to vigorously defend the lawsuit and any related actions.
     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded and private-label small electric consumer goods. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. Additional information regarding the Company is available at www.applicainc.com.